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                                                                      EXHIBIT 99


                            PENN VIRGINIA CORPORATION
  One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087



FOR IMMEDIATE RELEASE

CONTACT:          Steven W. Tholen, Vice President and Chief Financial Officer
                  (610) 687-8900 Fax: (610) 687-3688


                            PENN VIRGINIA CORPORATION
                       ANNOUNCES COAL RESERVE ACQUISITION
                        AND PRELIMINARY YEAR END RESULTS


RADNOR, PA, JANUARY 23, 1997 -- Penn Virginia Corporation (NASDAQ: PVIR) announced today that it has completed the acquisition of coal reserves and coal reserve lease rights to approximately 10.5 million tons of high quality metallurgical and steam coal reserves from a private seller. The acquisition consists of the mineral rights to approximately 6.0 million tons of coal reserves and the seller's existing lease rights to an additional 4.5 million tons of coal reserves in the same operating area. The reserves are located in Virginia near the Company's existing coal reserves. The purchase price was $7 million in cash.

                  Simultaneous with the closing of the acquisition, Penn Virginia entered into a long-term lease contract with the seller for the mining of the reserves. The seller is currently producing coal from the properties.
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                  Separately, Penn Virginia also announced it has now leased to several operators approximately 90 percent of its 115 million tons of Virginia coal reserves which were relinquished by Westmoreland Coal Company in May 1996. Lease terms on the new leases are comparable to the former Westmoreland lease. The Company expects most of the new operations will begin production this year. Penn Virginia expects the remaining reserves to be leased to various operators over the next several months.

                  Penn Virginia also announced that it sold approximately 600,000 shares (or 44 percent) of its common stock holdings in Westmoreland Coal Company during the fourth quarter of 1996 and wrote down the unsold portion (of which another 600,000 shares were sold in January 1997). The noncash effect of the sale and writedown will be to lower 1996 pretax earnings by approximately $3.2 million. The Company reported that based on preliminary results, which are subject to audit, operating income for 1996 is expected to exceed $13 million, as compared to $7.3 million reported in 1995. Net income for 1996 is expected to exceed $12.2 million as compared to $10.1 million reported in 1995.

                  PVIR is an energy company engaged primarily in leasing of mineral rights, collection of royalties, and development and production of oil and natural gas. PVIR is headquartered in Radnor, PA.

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                  This release includes forward-looking statements within the meaning of the federal securities laws with respect to the nature and amount of coal reserves, the timing of future leasing and production of the coal reserves and estimated 1996 operating and net income. Certain factors discussed herein and in the Company's filings with the Securities and Exchange Commission could cause actual results to differ from those in these forward-looking statements, and reference is made to such filings.